EXHIBIT 99.1

[Huntsman Corporation Logo]

June 25, 2008

BY FACSIMILE AND OVERNIGHT COURIER
Joshua J. Harris
Apollo Management VI, L.P.
9 West 57th Street
New York, New York 10019
Facsimile: (212) 515-3288

Craig O. Morrison
Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215
Facsimile: (614) 225-7495

RE: Request for Consultation and Information

Dear Josh and Craig:

     As you know, under the terms of our Merger Agreement, unless otherwise extended, the "Termination Date" is July 4, 2008. In light of your conduct over the past week, we are assuming that you will not ask for an extension of the Termination Date. However, in full preservation of our rights under the Merger Agreement, we hereby request a consultation with you as soon as possible. Please advise us promptly who from Hexion and Apollo will participate and their earliest availability to schedule the consultation.

     In addition and further to the upcoming decisions our Board of Directors must make, please provide us with copies of all information you or your representatives and affiliates provided to Duff & Phelps, LLC ("Duff & Phelps") in connection with their solvency analysis, including but not limited to, documents and information provided to Duff & Phelps by or at the direction of Hexion/Apollo and all other material documents and information considered by Duff & Phelps in connection with their solvency analysis. Further, please provide us with information regarding all substantive communications with Credit Suisse and Deutsche Bank and any other financial institutions concerning the Financing or Alternate Financing. In addition, please provide an update on recent developments in the regulatory approval process including the status of any contemplated divestitures. As previously expressed, we do not believe your actions in obtaining the Duff & Phelps' letter were proper or permissible, but this

10003 Woodloch Forest Drive, The Woodlands, Texas 77380
Tel: 281-719-6000 Fax: 281-719-6416 www.huntsman.com

letter and the required consultation will not be used as a forum to elaborate on our objections. The Company does not waive any right, power or privilege under the Merger Agreement (including with respect to any breach of the Merger Agreement prior to the date hereof) and all of the terms of the Agreement remain in full force and effect.

If you have any questions, please feel free to contact me directly

Sincerely,

/s/ Peter R. Huntsman

Peter R. Huntsman
President and Chief Executive Officer

cc:	William Carter Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 Telecopy: (614) 225-7495

Scott Kleinman Apollo Management VI, L.P. 9 West 57th Street, 43rd Floor New York, NY 10019 Telecopy: (212) 515-3288

John M. Scott O'Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 Telecopy: (212) 326-2061

Andrew J. Nussbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telecopy: (212) 403-2000

Jeffery B. Floyd Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 Facsimile: 713-615-5660